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Exhibit 99.4

SEA CONTAINERS LTD.
Offer to Exchange its 12 1/2% Senior Notes due 2009
for Any or All of its Outstanding
12 1/2% Senior Subordinated Debentures due 2004

To Our Clients:

        Enclosed for your consideration are the prospectus dated                    , 2003 (the "Prospectus"), and the related letters of transmittal issued in connection with the offer by Sea Containers Ltd., a Bermuda company, to exchange its 12 1/2% Senior Notes due 2009 (the "New Notes") for any or all of its outstanding Series A and Series B 12 1/2% Senior Subordinated Debentures due 2004 (the "Old Debentures").

        We are forwarding the exchange offer to you as the beneficial owner of Old Debentures carried by us for your account or benefit but not registered in your name. Only the registered holder of your Old Debentures (we or The Depository Trust Company) may tender them in the exchange offer in accordance with your instructions. Therefore, please contact us promptly if you wish to tender your Old Debentures in the exchange offer. We are furnishing the enclosed letter of transmittal to you for your information only. You cannot use it to tender for exchange the Old Debentures that we hold for your account.

        We request information as to whether you wish us to tender for exchange any or all of the Old Debentures held by us for your account under the terms and conditions of this exchange offer.

        Your attention is directed to the following:

  1.
  Sea Containers will exchange the New Notes for the Old Debentures at the rate of $1,000 principal amount of New Notes for each $1,000 principal amount of Old Debentures. The New Notes will bear interest from the expiration date of the exchange offer, and interest on the Old Debentures which Sea Containers accepts for exchange will cease to accrue on the expiration date. Holders of Old Debentures which Sea Containers accepts for exchange will receive accrued interest thereon at the rate of 12 1/2% per annum through the expiration date.

  2.
  The form and terms of the New Notes are substantially the same as the form and terms of the Old Debentures except with respect to their respective interest rates, maturity dates and redemption provisions. Also, under the indenture for the New Notes, but not the indenture for the Old Debentures, (a) a spinoff distribution to Sea Containers' shareholders of the common shares of Orient-Express Hotels which are held by Sea Containers is not specifically excluded from the definition of "restricted payments" (see "Separation of Orient-Express Hotels" in the Prospectus), (b) the exchange of the Old Debentures for unsubordinated debt of Sea Containers (the New Notes) will not generally be a restricted payment (see "Separation of Orient-Express Hotels" and "Proposed Restructuring" in the Prospectus), and (c) certain covenants in the indenture for the New Notes will terminate permanently if the New Notes achieve investment grade ratings. (see "Description the New Notes—Covenants" in the Prospectus).

  3.
  It is a condition to the exchange offer that Sea Containers receive valid tenders (not withdrawn) of Old Debentures in the aggregate principal amount of at least $49,441,500, which is 50% of the aggregate principal amount of the outstanding Old Debentures. Sea Containers can waive this condition.

  4.
  Sea Containers will have no obligation to accept any Old Debentures tendered in the exchange offer, and may terminate or amend the exchange offer before it accepts any Old Debentures, if it determines that the exchange offer violates applicable law or any interpretation thereof by the Securities and Exchange Commission.

  5.
  Registered holders of tendered Old Debentures may withdraw them from the exchange offer at any time prior to 5:00 p.m., New York City time, on                    , 2003.

  6.
  Sea Containers will pay any transfer taxes applicable to the exchange of the Old Debentures for New Notes in the exchange offer, except as otherwise provided in Instruction 5 to the letter of transmittal.

  7.
  The exchange offer provides a procedure to tender by means of guaranteed delivery.

        If you wish to have us tender any or all of your Old Debentures, please so instruct us by completing and returning to us the instruction form attached hereto. If you authorize a tender of your Old Debentures, we will tender the entire principal amount of Old Debentures held for your account unless you otherwise specify in the instruction form. Forward your instructions to us in ample time to permit us to submit a tender on your behalf by the expiration date of the exchange offer.

Sea Containers is not making this exchange offer to, nor will it accept tenders from or on behalf of, holders of the Old Debentures in any jurisdiction in which the making of this exchange offer or acceptance of tenders would not be in compliance with the laws of such jurisdiction or would otherwise not be in compliance with any provision of any applicable security law.

SEA CONTAINERS LTD.
Offer to Exchange its 12 1/2% Senior Notes due 2009
for Any or All of its Outstanding
12 1/2% Senior Subordinated Debentures due 2004

        I, the undersigned, acknowledge receipt of the prospectus dated                    , 2003 (the "Prospectus"), and the related letters of transmittal in connection with the offer by Sea Containers Ltd., a Bermuda company, to exchange its 12 1/2% Senior Notes due 2009 (the "New Notes") for any or all of its outstanding Series A and Series B 12 1/2% Senior Subordinated Debentures due 2004 (the "Old Debentures").

        I hereby instruct you to tender the principal amount of Old Debentures indicated below which you hold for my account under the terms and the conditions set forth in the Prospectus and the related letter of transmittal. I understand that my signature below is the equivalent of my executing and delivering to Sea Containers a letter of transmittal, and thus I agree to be bound by all the terms of the letter of transmittal and make all the representations and warranties of a tendering holder set forth in it.

SIGN HERE

Signature(s)
Principal Amount of Old Debentures to be Tendered:
Series A $

Series B $

Name(s) (please type or print)
Address
Zip Code
Area Code and Telephone No.
Date: , 2003
* Unless you indicate otherwise, we will assume that all the Old Debentures which we hold for your account are to be tendered.

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  Exhibit 99.4